Exhibit 10.1
DRILLING CONTRACT

Made this 24th day of June, 2008

Between	Silver Reserve Corp. a Delaware corporation 1135 Terminal Way, Suite 207 B Reno Nevada 89502 Phone 775-322-4448 Fax 775-322-4458 (herein called “Silver Reserve”)

And	Christiansen Drilling, Inc. a Nevada corporation 557 Ely Avenue Ely Nevada 89301 Phone 775-289-4525 Fax 775-289-6053 (herein called “Christiansen”)

Whereas Christiansen provides drilling services to the exploration and mining industry; and

Whereas Silver Reserve wishes to employ the services of Christiansen to carry out a substantial amount of drilling on it projects in Nevada;

Now Therefore based on the terms and conditions set out herein the parties hereto agree as follows;

Christiansen will provide its drilling services as directed by Silver Reserve on the following terms and conditions;

1.	Reverse Circulation (RC) Drilling will be conducted @ an hourly rate of $500.00 per hr. with a 3-man crew. Sampling will be taken as directed by the on-site Geologist.

2.	Equipment Mobilization & Demobilization.

a.	SD-40 Reverse Circulation Rig @ $150.00 per hr.

b.	Water & support trucks mobilization, demobilization & rental will be charged at a rate of $150.00 per hour while in use only.

3.	Grading & site preparation by a Caterpillar D7-G Tractor will be charged at the rate of $150.00 per hour.

a.	Caterpillar tractor transportation to the project site & return will be charged at a rate of $150.00 per hour, which will include a “pilot” car.

4.	Drilling materials such as cement, casing, bits, wiper rubbers, drilling liquids, and sealers will be billed to the Operator at Christiansen Drilling, Inc. Invoice cost plus 10%.

5.	Hole Plugging(s) per Nevada State Regulation: Setting casing & cementing, if required, will be charged at a rate of $350.00 per hour plus materials.

6.	Drilling crew, cat operator, & on-site supervisors, travel time to & from the project site will be charged @ the rate of .75 cents per mile/per man.

7.	Per Diem for drilling crew, cat operator, & on-site supervisors will be charged at the rate of $40.00 per day/per man plus motel accommodations.

8.
Operator agrees to reimburse Contractor at 50% of cost for drill steel, hammer & interchange in the event that they are damaged or cannot be recovered during the drilling operations. Operator agrees to reimburse Contractor at invoice cost less 15% if Operator requires Contractor to continue drilling should hole conditions jeopardize loss of drilling tools. The daily “Drill Log” must be signed by the Operator’s Representative.

9.	Drill Rig standby with crew at the request of Operator will be charged at the rate of $250.00 per hour based on an 8-hour day.

10.	Drilling operations will operate at least 8 hours per-day (10 days on & 4-days off) or a schedule that is agreeable to both parties.

Christiansen will invoice not more than twice monthly on the 1st and 15th of each month and payments will be made on the 15th of a month for invoices received on the 1st of a month and on the 1st of the following month for invoices received on the 15th of the preceding month.

Silver Reserve agrees to provide a $50,000.00 advance payment against work to be carried out which shall be credited against the final invoice or invoices of the drill program or programs. Said advance payment shall be made on execution of the Drilling Contract.

All drilling and other work carried out by Christiansen shall be done in a workman like manner in compliance with regulation governing drilling or other work in the State of Nevada.

Christiansen shall maintain liability and workman compensation coverage in the amounts set out in the certificate delivered to Silver Reserve at all times while working for Silver Reserve and undertakes to notify or cause its insurance company to notify Silver Reserve of any interruption or cancellation of the insurance coverage as presented.

During the term of this Contract, and thereafter, Christiansen shall not, without the prior written consent of Silver Reserve, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Contract shall include proprietary and confidential information such as, but not limited to, drilling results, assay reporting, tonnage calculations or production plans. Confidential Information shall not include any information that:

A.    is disclosed by Silver Reserve without restriction;

B.    becomes publicly available through no act of Christiansen

C.    is rightfully received by Christiansen from a third party.

This Contract constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Contract may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date first written above.

Silver Reserve Corp.	Christiansen Drilling, Inc.

By_______________________	By

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